Exhibit 99.1

Federal Signal Corporation September 2004
This presentation may contain material non-public information about the company. This presentation therefore may not be distributed, reproduced or used without the express written consent of the company. Use or disclosure of material non-public information by the recipient of this presentation or any one obtaining this information from the recipient may constitute a criminal offense. This presentation contains various forward-looking statements as of the date hereof and the company undertakes no obligation to update these statements regardless of new developments or otherwise. Statements in this presentation that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include, but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, litigation results , legal and regulatory developments such as the FIRE Act grant program and other risks and uncertainties described in filings with the Securities and Exchange Commission. 2

Investment Appeals |X|Strong market positions: brands and distribution channels |X|Diverse markets: municipal, industrial, international |X|Recovering municipal budgets |X|Restructuring activities on track |X|Sharper focus on organic growth |X|Disciplined, focused management team |X|Conservative financial position 3

Company Overview Key Statistics |X| 6,800 employees; operates manufacturing facilities in 52 plants around the world in 12 countries |X| $1.2B in revenue last year |X|Stock trades on NYSE under ticker symbol FSS Key Competitive Advantages |X|Rich 100+ year history /060//042/oooo/042//062/ |X|Majority of products hold #1 and #2 positions in their markets |X|Well developed distribution channels and strong brand recognition: including Elgin sweepers, E-One fire trucks, Dayton tooling and Federal Signal lights and sirens 4

Operating Groups Fire Rescue Environment Products Safety Products Tool 5

Diversity of Revenue By Segment By Customer U.S. Environmental, Commercial/ Safety, 24% Non-U.S. , 34% 32% Industrial, 31% Fire Rescue, Tool, 15% U.S. Municipal/ 29% Government, 35% Based on June 30, 2004 year-to-date figures 6

Market Overview |X| Total new business is up significantly from one year ago |X| Up-tick in total US municipal new business in last few months |X| Improvement in US industrial new business |X| Most dramatic new business improvements have been in International markets |X| Price increases in response to rising steel and commodity costs continue to impact revenue July 2003 ($M) July 2004 ($M) Total New Business Orders $33.9 $40.5 $33.8 $37.3 $20.0 $27.5 $35.0 $42.5 3-Mth Ave 6-Mth Ave 7

Restructuring Update 8

Restructuring Overview |X|Overall goal to enhance FSS' competitive position while creating a foundation to achieve high single -digit revenue growth |X|Phase 1 -- "Shrink to Grow" -- Exit non-strategic businesses through a combination of divestitures, plant consolidations and product rationalizations -- Improve the profitability of the Fire Rescue Group and Environmental Products Group -- Improve our overhead cost structure. |X|Phase 2 -- Focus on profitable growth 9

Transactions Update Transaction Status Sale of interest in Plastisol B.V. Holdings Completed Sale of Kelowna production facility in British Columbia Completed Divestiture of the holdings in Safety Storage Completed Divestiture of taxable leasing portfolio Completed Closure of Preble, New York plant Q4 2004 Closure of Leach production facility in Wisconsin Q1 2005 Closure of Dayton France facility Q1 2005 |X|Other divestitures expected to close before year-end The total earnings impact of the restructuring costs and the loss on divested minority interest was $.18 per share in continuing operations and $.09 per share for discontinued operations. 10

Ongoing Initiatives |X|Implement EV measurement system -- Will align our employees' focus with our goal of creating long-term shareholder value -- In place for 2005 |X|Upgrade organizational capabilities including management development and engineering capability |X|Increase cost reduction activities: -- Lean manufacturing -- Strategic Sourcing -- Consolidation of small manufacturing facilities -- Shared service model for HR, IT, and Finance 11

Business Update 12

Fire Rescue Group Sales vs. Operating Margin Key Turnaround Factors 450 |X| Leadership changes 19 400 |X| Plant consolidations to reduce 15 350 fixed costs 300 11 |X| Smoothing production flow in 7.3% 250 3.4% Ocala to lower costs and 3.5% 7 200 inventories 150 -2.9% 3 |X| Roll-out of commercial 100 configurator to structure orders: -1 50 -- 55% of products by 12/31/04 0 -5 -- 80% of products by 12/31/05 2001 2002 2003 YTD Sales ($M) |X| Improve dealer network Operating Margin (%) 2004 (YTD) operating margin includes 1.5% adverse impact of restructuring cost 13

Environmental Products Group Sales vs. Operating Margin Key Turnaround Factors 370 16 |X|Leadership changes 320 |X| Consolidating production sites to 270 12 reduce overhead and labor rates 220 |X| Factory floor improvements with 7. 7% Medicine Hat consolidation 170 7.2% 8 5% |X| New product introductions 120 1.1% 70 4 |X| Margins and performance excluding 20 Refuse remain strong -30 2001 2002 2003 YTD 0 Sales ($M) Operating Margin (%) 2004 (YTD) operating margin includes 2.3% adverse impact of restructuring cost 14

Safety Products Group Sales vs. Operating Margin Update 350 20 |X| Has performed well this year with the 300 15.3% exception of the parking business 14 .8% 16 |X|Recent NY/NJ Port Authority airport 250 11.4% parking contract very positive 11.4% 12 200 |X| Positioned well for additional airport business 150 8 |X| Police lights and sirens - continuing 100 to gain share in new international 4 50 markets 0 0 2001 2002 2003 YTD Sales ($M) Operating Margin (%) 15

Tool Group Sales vs. Operating Margin Update 200 20 |X| Sales and margins benefit from 180 US industrial recovery 160 16 |X| European markets remain 140 12% relatively weak 11.9% 11.9% 120 10% 12 |X| Cutting tool businesses 100 diversifying customer base 80 8 |X| Shifting manufacturing 60 footprint to reduce fixed costs 40 4 and remain near manufacturers 20 -- Closures: Jamestown, NY and 0 0 Dayton France 2001 2002 2003 YTD -- Expansion: Portugal, Canada Sales ($M) Operating Margin (%) 2004 (YTD) operating margin includes 1.0% adverse impact of restructuring cost 16

Growth Strategy 17

Growth Strategy Overview Three-pronged growth strategy 1) Drive organic growth through new product development 2) Expand international presence 3) Opportunistically engage in bolt-on acquisitions 18

Product Development R&D Expenditures |X|Focus of spending expected to shift 35 to new product development over 30 time 25 |X| Refine market intelligence and advanced product planning 20 processes 15 |X| Focus on product lines that 10 demonstrate competitive advantages and sustainable growth 5 potential and can provide returns in 0 excess of cost of capital 2001 2002 2003 R&D Expense ($M) 19

Fire Rescue Group Command Vehicles Emergency Rescue Vehicles 20

Environmental Products Group Guzzler NX Industrial Vacuum Loader Automated Side Loader Refuse Truck Elgin Waterless Eagle Four Wheeled Mechanical Sweeper 21

Safety Products Group New Raydian Platform Featuring LED Technology SCADA Water Treatment System Large Airport Parking and Revenue Control System 22

Tool Group Versa Plus TICN Coated Punch Line 23

International International New Business |X| Steady increase in sales from $40.0 customers outside of the US $33.5 |X| Non-US sales well diversified among regions: $30.0 -- Asia/Pacific: 10% -- Mideast/Africa: 11% $20.0 -- Latin America: 12% -- Europe: 45% $10.0 Jan- Jul- Jan- Jul- Jan- Jul- Jan- Jul- -- Canada: 22% 01 01 02 02 03 03 04 04 |X| Multiple new opportunities in China International New Business (6-Mth Ave, $M) in progress 24

Acquisitions |X|Target level of external growth approximately one third of total |X|Focus on bolt-on acquisitions -- Complimentary products that can go through current distribution -- New technology that can enhance our product development capabilities -- New channels (e.g. outside of US) 25

Financial Performance In $ millions (except per 2002 2003 YTD (6/30/04) share data and ratios) Sales 1,057 1,206 581 EPS from Ops 1.01 .79 .00* Operating Cash Flow 88.4 75.4 -8.1 Capital Expenditures 20.1 17.9 11.0 Debt / Capitalization 44% 40% 43% *Includes $.18 adverse impact of restructuring costs 26

Primary Working Capital 29% 310 |X|Increase in PWC % 28% 300 largely due to Ocala 27% 290 production problems 26% 280 |X|Significant 25% 270 improvement expected 24% 260 before year-end 23% 250 22% 240 21% 230 20% 220 01Dec 02Jun 02Dec03Jun 03Dec 04Jun PWC (%) PWC ($M) 27

Investment Appeals |X|Strong market positions: brands and distribution channels |X|Diverse markets: municipal, industrial and international |X|Recovering municipal budgets |X|Restructuring activities on track |X|Sharper focus on organic growth |X|Disciplined, focused management team |X|Conservative financial position 28

Federal Signal Corporation

Transcription: Federal Signal Corporation Presentation

I’m Bob Welding, President and CEO of Federal Signal Corporation. Thank you for your interest in our company.

And to start, the ubiquitous safe harbor message; please refer to our statement in relation to forward-looking comments discussed today.

Investment Appeals

Before I get into the details of our markets, businesses, and restructuring plan I’d like to highlight a few key takeaways that I think will help you focus on the key factors that make Federal Signal a compelling investment opportunity.

First of all, we have strong market positions in terms of our brands and distribution channels. We operate in diverse markets, serving municipal, industrial, and international customers. We have seen a pick up in municipal budgets which has led to an increase in new business which I will go into detail about in a few minutes.

The restructuring activities we announced earlier this year are on track. We now have a sharper focus on organic growth, which is a change from our previous strategy. We have a disciplined, focused management team. And our financial position and capital structure are conservative and should improve going forward.

Federal Signal Corporation is a 1.2 billion dollar manufacturer and worldwide supplier of industrial and municipal products and our roots go back more than 100 years. We are #1 or #2 in virtually all of our products in North America, with very strong brand names such as Federal Signal emergency lights and sirens, Elgin sweepers, E-One fire trucks and rescue equipment, and Dayton Progress tooling, to name a few.

We break our business into four operating groups: fire and rescue vehicles, environmental vehicles and related products, safety and signaling products, and consumable industrial tooling.

Our Fire Rescue Group is the second largest supplier of fire trucks, aerials, airport crash vehicles, and rescue vehicles, in North America.

In our Environmental Products Group, we are the North American market leader in vacuum trucks and street sweepers.

In our Safety Products Group, we are a leading supplier of safety, signaling, and communication products in North America.

And lastly, in our Tool Group, we have leading positions in several different consumable tooling niches.

Our business portfolio is diverse and nicely balanced from both an operation perspective and a market perspective. Our new business bookings have been on a very favorable trend and still heading up now that municipal budgets are on the mend. Orders increased across our domestic market segments, municipal government and industrial/commercial. We also experienced significantly increased orders from non-U.S. customers.

In response to rising steel and commodity costs which have hit us hard in the past six months or so, we have gone through two rounds of price increases. While some have added revenue right away, due to long lead times that are affecting our vehicular products, some are just now beginning to kick in.

Restructuring Overview

Before we get into each business segment and discuss the growth opportunities, I’d like to briefly recap the restructuring efforts that have been made since the beginning of the year when I took over as CEO.

The overall goal of our restructuring plan is to enhance Federal Signal’s competitive position while creating a solid foundation to build upon to achieve profitable, high single-digit growth rates in the coming years. We call the first phase of our restructuring the “Shrink to Grow” phase. At this stage, we first wanted to determine which of our product lines are strategic so that we know which ones to focus our resources on and ultimately divest those that are not. We wanted to rationalize the number of facilities in which we operate (at the beginning of this year we had 52 manufacturing plants of various sizes in 35 different locations). And, we wanted to unwind ourselves from activities and distractions that are not creating value. Lastly, we want to reduce our overhead cost while maintaining a decentralized, market focused management structure needed for what will still be a very diverse business.

We are winding down Phase 1 and are now focusing the bulk of our efforts on Phase 2, which is all about driving profitable growth. And I will touch on this more later.

We announced a number of transactions when we unveiled Phase 1 of our restructuring plan at the end of June, so I’d like to take a minute just to update you on what we said we would do, what we’ve already done this year, and what we plan to accomplish in the next two quarters.

We sold our ownership interest in Plastisol, a European manufacturer of plastic fire truck bodies, which was unprofitable. We divested a refuse body components manufacturing business acquired in late 2002. We sold our minority interest in Safety Storage, a steel storage cabinet venture, and we divested a chunk of our taxable leasing portfolio, a business that has been in run-off mode for some time. In addition, we announced the consolidation of our Preble, New York fire truck manufacturing activities into Ocala, Florida. This project is on track for year-end. And we announced the tentative plans to close a refuse truck manufacturing plant in Wisconsin by the end of Q1 2005. Lastly, we are taking steps to close high-cost manufacturing capacity for tooling in France, and consolidate this production into our lower-cost Portugal plant by Q1 2005.

In addition to these previously announced transactions, we are in discussions on a couple of other divestitures which we expect to complete before year-end. We estimate that, all told, these divestitures will impact our revenue base by about 10%.

In addition, we are implementing a number of processes that will make sure all of our people are focused on the right activities, and we are strengthening other processes that drive operational effectiveness.

We are implementing an EV measurement system. Variable compensation will be determined by economic value created, aligning our employees’ focus and interest with our stated goal of creating shareholder value over the long term.

We will be upgrading and investing in organizational and engineering capabilities as well as doing more in management development. And, we are strengthening our resolve in lean manufacturing and strategic sourcing alliances to reduce cost and investment, and continue to work on reducing our overhead structure.

Business Update

Next, I will provide you with a brief update with a few minutes on each business segment.

I want to start with our Fire Rescue Group which is receiving a lot of our attention over the past few months. The most important issues are as I have described in our conference calls.

Increasingly customized products with inadequate structures and processes in place to effectively manage the complexity. This means we have a high level of unique engineering content on each vehicle increasing the overhead costs as well as the opportunity to make mistakes.

Mistakes are manifested as inaccurate BOM’s resulting in missing parts. This, and the lack of standardized work instructions, causes disruption of production flow resulting in high inventories, increased labor hours, and increased indirect labor costs responding to all of these disruptions.

To address these issues, I have immersed myself in the business. I have spent the past two months at our main plant in Ocala, FL to get a first hand view of the problems and to devise a plan that will steer this business back to a profitable, growing enterprise. We are actively searching for talent to fill key leadership positions. We are zeroing in on an outstanding person for the President position and hopefully we will have this filled in 2-3 weeks and other positions can be filled once this person is in place.

In the meantime, we are working hard to implement fundamental manufacturing disciplines to stabilize production as much as possible as we are implementing the configurator tool as the long term fix for structure and predictability. A key milestone for us will be the roll-out this month of the configurator tool for the first of our products. We will have implemented the configurator for trucks comprising 80% of our production by the end of 2005.

Lastly, we will be getting most of the $28 million inventory built in the first half out by the end of the year, because much of this increase occurred in the Fire Rescue business.

Now I’ll turn to our Environmental Products Group.

Excluding refuse, financial performance and margins are strong in this business. But there is much work still to be done in refuse.

Leadership changes have been taking place in this business segment as well. Just in the last couple of weeks we completed staffing the open positions in refuse, the first time we’ve had a full leadership team in that business since acquiring the business.

We are consolidating production sites to reduce overhead and labor costs. The consolidation of our Wisconsin refuse plant is still on plan to be complete by the end of Q1 2005. We are implementing factory floor improvements in conjunction with the consolidation to our Medicine Hat, Canada facility. We are introducing several new products in this business segment that I will share with you in a few minutes.

Our Safety Products Group has performed well this year with the exception of our parking business where new business awards had been scarce in the early part of the year due to delays in the industry, and we’ve had a couple of operational and accounting issues that have negatively impacted the first half.

Having said that, we recently announced a NY/NJ Port Authority airport contract we just received a few weeks ago — we are very excited about this opportunity! We are positioned well for additional airport project business because we invested a lot of money for an initial large-scale project at Dallas-Ft. Worth Airport two years ago. We expect more projects of this nature in the future. We expect growth in complex parking systems because these systems provide revenue control and security; security concerns are increasing and we are positioned well to be the supplier of choice for these complex installations.

Our police lights and sirens in particular are having success and are continuing to gain share in new European markets where we weren’t strong before.

We landed our first application for our Terra brand SCADA system for monitoring a municipal fresh water processing plant.

In our Tool Group, sales and margins are improving as they have been benefiting from the U.S. industrial recovery even though European markets continue to be weak. Our cutting tool businesses are getting some additional boost as a result of their work to diversify their customer base outside of the automotive industry. This group continues to shift its manufacturing footprint to reduce costs and to follow their customers around the globe.

The Tool Group closed a plant in Jamestown, NY last year, and this year are in process to close an operation in France. At the same time, they are expanding operations in lower cost areas such as Portugal and Canada.

Growth Strategy

Now, let’s talk about our growth, which we’re excited to focus on now that we are moving out of the initial stage of our restructuring plan.

There are three main areas we are looking at to drive profitable growth in the future.

First and foremost, at the heart of our growth strategy is driving organic growth through new product development.

The second component of our growth strategy is to expand our international presence. We see tremendous opportunity in several under-represented international markets where demand for our type of products is growing.

In terms of acquisitive growth, we are taking a more conservative approach. Historically, our approach has been to grow mostly through acquisitions. Our focus going forward will be to bring this down to represent approximately 1/3 of our growth.

I’d like to go through each of these in a little more detail.

We intend to create the best possible platform on which to expand our product development efforts, and we want to make sure that we do it efficiently and effectively. We’re recrafting our market intelligence, advanced product planning, and product development processes, to make sure we’re focused on the right areas and creating products with features that the market will value. Obviously, we will reduce spending significantly on non-strategic product lines.

Federal Signal is not a novice at new product development. We’ve been around 100 years and know how to do it well, as you will see from the next few slides. This shows two types of emergency vehicles that we’ve developed for market segments in the U.S. The top one is a command vehicle, used by municipalities in the event of a significant public safety event to control and command diverse respondent teams.

The second is a vehicle equipped more appropriately for what major municipal fire departments are doing these days. About 85% of runs made by larger departments have nothing to do with fires. They are more likely to respond to vehicle accidents, for example, than to a fire. The only vehicles they’ve had in the station are large fire trucks laden down with all kinds of emergency gear. The vehicle pictured is designed to be a better piece of equipment for this new type of mission because it has very little fire, but much emergency equipment.

This shows three significantly improved vehicles recently introduced by our Environmental Products Group.

Our redesigned automated side loading mechanism for refuse trucks increases the durability of this complex system. We’ve also introduced an upgraded front loader truck and a new styled rear loader. The NX vacuum truck is the quietest one on the market, while setting new benchmarks for productivity.

We are introducing a new line of street sweeping vehicles that don’t require water refills, again improving productivity — an important criterion — which allows the operator to cover more territory in the same amount of time.

Our Safety Products have been busy as well. They’ve recently introduced another advancement in the application of LEDs to police light bars. This light bar is brighter, though smaller, requiring less power, and lasts a lot longer.

I’ve talked about our new Terra SCADA system just introduced, and about our success in large airport projects. Both of these product lines are interesting because they are combinations of mechanical and electronic systems, integrated through innovative control software.

This is an example of how our Tool guys keep moving the bar higher in their business. They’ve introduced a line of punches that come pre-coated with Titanim-Carbon-Nitride (which makes punches last longer) and an unprecedented two day delivery. Previously, the customer had to buy a punch and send it out to get coated. This saves customers several days of lead-time, and reduces the complexity of introducing this productivity enhancement.

Now I’ll turn to our second key growth platform — expansion into International markets.

Demand outside of the U.S. continues to grow in virtually all our product lines. We’re positioning ourselves to be able to take advantage of significant growth opportunities we see for many of our product lines in overseas markets. We are actively working to expand and strengthen our sales channels outside of North America. We’re active in three different projects in China that will lead to expansion and manufacturing in that region. We’ve not been giving out any details on these projects because we don’t want to tip our hand to our competitors, but we should be in a position to talk about these early next year.

Finally, acquisitions.

We will look at acquisitions as a way to fill out strategic product lines. We will look for those that provide complementary products that will fit well with our strong distribution channels. Or ones that provide some new technology that enable us to provide better features and benefits. Or, ones that give us new channels.

Now, a few words about our financial performance.

I am the first one to say we’re not nearly where we want to be, but we are working very hard to address the problem areas and to take advantage of our competitive strengths to drive long-term shareholder growth. Given the nature of the issues that I touched briefly upon today and I have talked extensively about over the past months, this is not a matter of applying some quick fixes, especially to the two big problems of refuse and fire. We must get to the root-cause of the problems and make structural changes that will ensure our efforts get traction and have a lasting effect.

2004 represents the low point in our transformation. Our Fire Rescue business will gain some traction during the remaining months of this year and continue to build throughout the first half of 2005. The bulk of the consolidation work in refuse will be completed by the end of the first quarter 2005 and this business should break even in 2005, and build from there. These are our two biggest issues and we are making progress but we are not yet in a position to provide usable earnings guidance until we are satisfied that we are on some solid ground. I hope that we will be in a position to do so before year-end and I will update you all accordingly.

One important point on our financials that I wanted to highlight is our primary working capital which is really negatively impacting our cash flows. Essentially all of the increase is in Fire Rescue inventory. We expect to have most of the first half increase in inventory worked off by the end of the year - maybe some exceptions. We may end up keeping more inventory into next year to protect us against some potential raw material supply shortages. However, this situation is getting better.

In summary, we are a company with a long and rich history. We have established strong market positions. Our great brands, product development capability, and well-developed distribution channels provide powerful tools that can be leveraged further to fuel growth. Our markets are improving and with our restructuring plan on track and our growth strategy now just getting our attention, I see a tremendous opportunity to grow shareholder value over the long-term which makes Federal Signal a compelling investment opportunity.

Thank you for your kind attention, and your interest in our company.

Questions/Answers:

All questions from Peter Sidoti, Sidoti and Co.:

Q.	Do you have a specific target for your debt level?

A.	Stephanie Kushner, Federal Signal Corporation, CFO: We believe 40% debt to capitalization is about right for our business. It offers a reasonable amount of leverage to enhance shareholder returns, but is manageable given our cash flows. We wouldn’t expect it to exceed about 45% on the upside and will probably decline into the 30% level between investments.

Q.	The company has had some longstanding earnings issues. Is it predominantly a cost or revenue issue?

A.	Robert Welding, CEO: Fire/Rescue has been our big problem but not much linked to revenue. There’s been good revenue from sales of fire trucks which didn’t decline much in the recent economic downturn because the federal government has been pumping money into equipment. It is a mix of issues that is negatively impacting profitability. It basically costs more to make trucks than it should. There has been some negative mix impact for us due to lower sales of higher margin aerial devices which is reducing profitability.

Q.	What is the company’s time horizon on costs?

A.	Robert Welding, CEO: The long-term key to improving costs for FRG is completion of the configurator project, which will not really be in place for the majority of our trucks until the end of 2005. The project is complex because of the requirement to create data and determine the “rules” for each truck.

Q.	Will it then be another year to 18 months before rebound?

A.	Robert Welding, CEO: We are making progress in the short-term. We are working with management on the plant floor to be able to react faster and identify short-term issues and improvement plans. As the flow through the plant improves, we will get some traction on the cost end, independent of completion of the configurator.

Robert Welding

I see our time is up. Thank you for your attention.

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